                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              EXELON CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                                NOTICE OF 2001
                                ANNUAL MEETING
                                      AND
                                PROXY STATEMENT
                                MARCH 23, 2001                   [Exelon Logo]

         Dear Shareholder:

              Please come to our first annual meeting on April 24, 2001. We are holding the meeting this year at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, in Rosemont, Illinois. It is the first since Exelon Corporation was formed through the merger of PECO Energy Company and Unicom Corporation on October 20, 2000. You will hear about our 2000 performance and have the opportunity to ask questions. Enclosed with this proxy statement are your voting card and the 2000 annual report.

              We are offering you the chance to cast your vote on-line. If you have access to the Internet, it is a very easy way to vote. Whether you choose to vote by proxy card, telephone or Internet, it would help if you would vote as soon as possible.

              We look forward to seeing you at the annual meeting.

         Sincerely,

         /s/ Corbin A. McNeill, Jr.         /s/ John W. Rowe
         Corbin A. McNeill, Jr.             John W. Rowe
         Chairman and                       President and
         Co-Chief Executive Officer         Co-Chief Executive Officer

                   Notice of Annual Meeting of Shareholders      [Exelon Logo]
                                April 24, 2001

                                                              March 23, 2001

         We will hold the annual meeting of shareholders of Exelon Corporation on Tuesday, April 24, 2001, at 9:30 a.m., at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, in Rosemont, Illinois.

         The purpose of the annual meeting is to consider and take action on the following:

    1. Election of six directors: Carlos H. Cantu, Daniel L. Cooper, G. Fred DiBona, Jr., Sue L. Gin, Edgar D. Jannotta, and Corbin A. McNeill, Jr., each for a term of three years.

    2. Ratification of PricewaterhouseCoopers, LLP as Exelon Corporation's independent accountants for 2001.

    3. Any other business that properly comes before the annual meeting.

         Shareholders of record as of March 1, 2001 can vote at the annual meeting. This proxy statement, voting instructions and 2000 annual report to shareholders are being distributed on or about March 23, 2001.

         Your vote is very important. If voting by mail, please sign, date and return the enclosed proxy card in the enclosed envelope, and allow sufficient time for the postal service to deliver your proxy before the meeting. If voting by telephone or Internet, please follow the instructions on your proxy card.


                                         By order of the board of directors



                                        /s/  Katherine Combs
                                        Katherine Combs
                                        Vice President and Corporate Secretary

                               TABLE OF CONTENTS

Commonly Asked Questions and Answers about the Annual Meeting..............   1

Proposal 1: Election of Directors..........................................   4

Proposal 2: Ratification of PricewaterhouseCoopers, LLP as Exelon
         Corporation's Independent Accountants for 2001....................   4

Beneficial Ownership.......................................................   6

Board of Directors.........................................................   7

Board Committees...........................................................  11

Board Compensation.........................................................  13

Report of the Compensation Committee.......................................  14

Performance Graph..........................................................  19

Summary Compensation Table.................................................  20

Option Grants in 2000......................................................  21

Option Exercises and Year-end Value........................................  22

Long-Term Incentive Plans..................................................  23

Retirement Plans...........................................................  24

Employment Agreements......................................................  26

Report of the Audit Committee..............................................  31

Other Information..........................................................  32

APPENDIX: Audit Committee Charter..........................................  33




  For directions to the annual meeting, please refer to the inside back cover.

                                 COMMONLY ASKED
                             QUESTIONS AND ANSWERS
                            ABOUT THE ANNUAL MEETING

--------------------------------------------------------------------------------
Q:What am I voting on?

A:.  Proposal 1: Election of six directors: Carlos H. Cantu, Daniel L. Cooper,
     G. Fred DiBona, Jr., Sue L. Gin, Edgar D. Jannotta, and Corbin A. McNeill, Jr.; and

  . Proposal 2: Ratification of PricewaterhouseCoopers, LLP as Exelon
    Corporation's independent accountants for 2001.

--------------------------------------------------------------------------------
Q.Who can vote?

A: Common shareholders of Exelon Corporation as of the close of business on the record date, March 1, 2001, can vote at the annual meeting. Each share of Exelon Corporation common stock gets one vote.

--------------------------------------------------------------------------------
Q.How do I vote?

A: Sign and date each proxy card that you receive and return it in the prepaid envelope or vote by telephone or by Internet. If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposal.

  If you do not mark any selections, your proxy card will be voted:

   . in favor of the election of the directors named in Proposal 1; and

   . in favor of Proposal 2.

  You have the right to revoke your proxy at any time before the meeting by:

   . notifying the Corporate Secretary; or

   . casting another vote either in person or by one of the other methods discussed above.

--------------------------------------------------------------------------------
Q.Can I vote my shares by telephone or by Internet?

A: If you hold your shares in your own name, you may vote by telephone or by the Internet, by following the instructions included on your proxy card.

  If your shares are held in "street name," you will need to contact your broker or other nominee to find out whether you will be able to vote by telephone or by Internet.

--------------------------------------------------------------------------------
Q:Who will count the vote?

A: Representatives of EquiServe Trust Company, N.A., and Exelon Corporation's
   Office of the Corporate Secretary will count the votes and serve as judges of election.

--------------------------------------------------------------------------------
Q:What constitutes a quorum?

A: As of the record date, March 1, 2001, 320,068,089 shares of Exelon
   Corporation's common stock were issued and outstanding. In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card or vote by telephone or by Internet, you will be considered part of the quorum. Proxies marked as abstaining on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of a quorum. Proxies marked as abstaining, however, will not be counted as votes cast on that proposal. Abstaining proxies include proxies containing broker non-votes.

--------------------------------------------------------------------------------
Q:What vote is needed for these proposals to be adopted?

A: More than one-half of shares present either in person or by proxy and entitled to vote at the annual meeting must vote for a proposal in order for it to be adopted. Directors are elected by a plurality, and the six nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors or the approval of any proposal.

--------------------------------------------------------------------------------
Q:Who conducts the proxy solicitation and how much will it cost?

A: Exelon Corporation is asking for your proxy for the annual meeting and will pay all of the cost of asking for shareholder proxies. We have hired Morrow & Co., Inc. to help us send out the proxy materials and ask for proxies. Morrow & Co.'s fee for these services is $12,000, plus out-of-pocket expenses. We can ask for proxies through the mail or personally by telephone or telegram. We can use directors, officers and regular employees of Exelon Corporation to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Exelon Corporation common stock.

--------------------------------------------------------------------------------
Q:How does a shareholder nominate someone to be a director of Exelon
   Corporation?

A: The deadline for submitting nominations for the 2001 annual meeting passed before the proxy statement was sent to shareholders, and you cannot nominate a candidate from the floor of this year's annual meeting. You may recommend any person as a nominee for director of Exelon Corporation for next year's annual meeting by writing to Mr. M. Walter D'Alessio, Chairman of the Corporate Governance Committee, c/o Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, IL 60680-5398. Your recommendation must include information required under the Bylaws, including information about the nominating shareholder and the information about the nominee that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, as well as the signed consent of the nominee to serve as a director of Exelon if elected. The corporate governance committee has the sole discretion to decide whom it will recommend, and the board has the sole discretion to make the final selection of nominees. You cannot nominate a candidate from the floor of next year's annual meeting unless you have submitted the notice and the information required by the Bylaws to the Corporate Secretary and it is received no later than November 23, 2001.

--------------------------------------------------------------------------------
Q: When are the shareholder proposals for the annual meeting held in the year
   2002 due?

A: In order to be considered for next year's annual meeting you must submit proposals in writing to Katherine K. Combs, Vice President and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, IL 60680-5398. Under the Bylaws, no proposal can be considered at the 2002 annual meeting unless it is received by the Corporate Secretary before the close of business on November 23, 2001. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

                           PROPOSALS TO BE VOTED UPON

PROPOSAL 1:
Election of Directors

    The board of directors of Exelon Corporation consists of 16 members, divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The terms of the six Class I directors will expire at the 2001 annual meeting.

    The corporate governance committee has recommended, and the board nominates, the following Class I directors for re-election: Carlos H. Cantu, Daniel L. Cooper, G. Fred DiBona, Jr., Sue L. Gin, Edgar D. Jannotta, and Corbin A. McNeill, Jr. Each has consented to serve for a three-year term.

    If any director is unable to stand for re-election, the board may reduce the number of directors, or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.

    The corporate governance committee and the board of directors recommend a vote "FOR" these directors.

PROPOSAL 2:
Ratification of PricewaterhouseCoopers, LLP as Exelon Corporation's Independent Accountants for 2001

    PricewaterhouseCoopers and its predecessor firm Coopers & Lybrand have been the independent accountants for PECO Energy Company for many years. The Board of Directors retained PricewaterhouseCoopers to be the independent accountants for Exelon Corporation and its subsidiaries for 2000. The audit committee and the board of directors believe that PricewaterhouseCooper's knowledge of Exelon Corporation and PECO Energy Company is invaluable, especially as Exelon Corporation moves to competition in the energy market. Representatives of PricewaterhouseCoopers working on Exelon Corporation matters are periodically changed, providing Exelon Corporation with new expertise and experience. Representatives of PricewaterhouseCoopers have direct access to members of the audit committee and regularly attend their meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions and make a statement if they desire.

    In 2000, the audit committee reviewed the PricewaterhouseCoopers Audit Plan for 2001 and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.

Audit Fees

    The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of PECO Energy's and Exelon's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements for the two companies included in the Forms 10-Q they filed were $1,320,837.

Financial Information Systems Design and Implementation Fees

    The aggregate fees for professional services rendered for financial information systems design and implementation by PricewaterhouseCoopers LLP for PECO Energy and Exelon for the fiscal year ended December 31, 2000 were $0.

All Other Fees

    The aggregate fees billed for services rendered by PricewaterhouseCoopers, other that for the services covered in the two preceding paragraphs, for the fiscal year ended December 31, 2000, were $7,930,746. Such services included other accounting and audit services, information technology assurance services, tax services, due diligence, and management consulting services.

    The audit committee and the board of directors recommend a vote "FOR" PricewaterhouseCoopers, LLP as Exelon Corporation's independent accountants for 2001.

                              BENEFICIAL OWNERSHIP

    No person is known to Exelon Corporation to be the beneficial owner of more than five percent of Exelon Corporation common stock. This table indicates how much Exelon Corporation common stock was owned by the Company's directors and executive officers as of December 31, 2000.

  . The shares listed as "Beneficially Owned" include stock options exercisable within 60 days of December 31, 2000.
  . The shares listed as "May be Acquired" include shares of Exelon
    Corporation common stock which can be acquired upon the exercise of stock options granted under Exelon Corporation plans that are not exercisable within 60 days of December 31, 2000.
  . The shares listed as "Deferred Share Equivalents" include shares not considered to be "beneficially owned" under rules of the Securities and Exchange Commission because they are deferred under Exelon Corporation plans.
  . Beneficial ownership of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon Corporation common stock.


                                                                      DEFERRED
                                              BENEFICIALLY  MAY BE      SHARE
                                              OWNED SHARES ACQUIRED  EQUIVALENTS   TOTAL
------------------------------------------------------------------------------------------
  Edward A. Brennan        Director                5,604                 1,724       7,327
  Carlos H. Cantu          Director                2,812                   233       3,045
  Daniel L. Cooper         Director                  180                 4,145       4,325
  M. Walter D'Alessio      Director                1,140       6,000     9,823      16,963
  Bruce DeMars             Director                4,001                   626       4,627
  G. Fred DiBona, Jr.      Director                  500                 3,465       3,965
  Sue L. Gin               Director               12,209                 1,381      13,590
  Richard H. Glanton       Director                  585                 5,488       6,073
  Rosemarie B. Greco       Director                1,000                 4,500       5,500
  Edgar D. Jannotta        Director                6,622                 5,452      12,074
  John M. Palms, Ph.D.     Director                1,139       6,000    10,146      17,285
  John W. Rogers, Jr.      Director                2,187                 1,472       3,659
  Ronald Rubin             Director                1,359       6,000    10,163      17,523
  Richard L. Thomas        Director                9,300                 3,714      13,014
  John W. Rowe             Director & Officer    364,344     380,699    60,251     805,294
  Corbin A. McNeill, Jr.   Director & Officer    864,809     350,566   120,577   1,335,953
  Michael J. Egan          Officer               419,260     117,400     4,243     540,902
  Oliver D. Kingsley, Jr.  Officer               102,098     223,249    64,744     390,090
  Pamela B. Strobel        Officer                78,573     126,999    21,619     227,191
  Paul A. Elbert           Officer               101,532                           101,532
  David R. Helwig          Officer                51,957      27,549    21,746     101,252
  Directors & Executive
   Officers as a group
   (27)                                        2,205,406   1,871,292   428,347   4,505,046


    This table does not include 489,023 shares of common stock held under PECO Energy Company's Service Annuity Plan. Mr. McNeill, Mr. Rowe, Mr. D'Alessio, Ms. Greco, Mr. Jannotta and Mr. Thomas are members of the executive committee which monitors the investment policy and performance of the investments under that plan.

                               BOARD OF DIRECTORS





     [PHOTO]
    CORBIN A.                                 [PHOTO]
  McNEILL, JR.
                         [PHOTO]             EDWARD A.             [PHOTO]
                      JOHN W. ROWE            BRENNAN          CARLOS H. CANTU

CORBIN A. McNEILL, JR.

Mr. McNeill, age 61. Director, Chairman, and co-CEO of Exelon Corporation since October 20, 2000. Former chairman, president and CEO of PECO Energy Company. Other directorship: Associated Electric and Gas Insurance Services Limited.

JOHN W. ROWE

Mr. Rowe, age 55. Director, President, and co-CEO of Exelon Corporation since October 20, 2000. Former chairman, president, and CEO of Unicom Corporation and Commonwealth Edison Company. Former president and CEO of New England Electric System. Other directorships: Fleet Boston Financial, UnumProvident Corporation, and Wisconsin Central Transportation Corporation.

EDWARD A. BRENNAN

Mr. Brennan, age 67. Director of Exelon Corporation since October 20, 2000. Retired Chairman and CEO of Sears, Roebuck and Co. (retail merchandiser). Former director of Unicom Corporation and Commonwealth Edison Company. Other directorships: The Allstate Corporation, AMR Corporation, Dean Foods Company, Minnesota Mining and Manufacturing Company, and Morgan Stanley Dean Witter & Co.

CARLOS H. CANTU

Mr. Cantu, age 67. Director of Exelon Corporation since October 20, 2000. Retired President and Chief Executive Officer of The ServiceMaster Company (service businesses). Former director of Unicom Corporation and Commonwealth Edison Company. Other directorships: The ServiceMaster Company (Senior Chairman) and First Tennessee National Corporation.

                               BOARD OF DIRECTORS





     [PHOTO]
DANIEL L. COOPER                              [PHOTO]
                         [PHOTO]           BRUCE DeMARS            [PHOTO]
                        M. WALTER                              G. FRED DiBONA,
                        D'ALESSIO                                    JR.

DANIEL L. COOPER

Admiral Cooper, age 66. Director of Exelon Corporation since October 20, 2000. Previously served as Vice-President and General Manager, Nuclear Services Division of Gilbert/Commonwealth, Inc. Retired Assistant Chief of Naval Operations (Undersea Warfare). Former Director and Vice-Chairman of the Board of USAA Insurance Company (insurance and financial services company). Former Chairman of the Advisory Board of the Applied Research Laboratory of The Penn State University. Former director of PECO Energy Company.

M. WALTER D'ALESSIO

Mr. D'Alessio, age 67. Director of Exelon Corporation since October 20, 2000. President and CEO of Legg Mason Real Estate Services (commercial mortgage, banking, and pension fund advisors). Former director of PECO Energy Company. Other directorships: Independence Blue Cross, Brandywine Real Estate Investment Trust, and Point Five Technologies.

BRUCE DeMARS

Admiral DeMars, age 65. Director of Exelon Corporation since October 20, 2000. CEO, Nonproliferation Trust. Partner, Trident Merchant Group. Retired Admiral, U.S. Navy, and former Director of the Naval Nuclear Propulsion Program. Former director of Unicom Corporation and Commonwealth Edison Company. Other directorship: McDermott International.

G. FRED DiBONA, JR.

Mr. DiBona, age 50. Director of Exelon Corporation since October 20, 2000. President and CEO of Independence Blue Cross (health insurance organization). Also chairman, president, and CEO of Keystone Health Plan East, a subsidiary of Independence Blue Cross. Former chairman of the Blue Cross and Blue Shield Association. Former director of PECO Energy Company. Other directorships: Tasty Baking Company, Philadelphia Suburban Corporation, Eclipsys Corporation, and Magellan Health Services, Inc.

                               BOARD OF DIRECTORS





     [Photo]
   SUE L. GIN                                 [Photo]
                         [Photo]           ROSEMARIE B.            [Photo]
                       RICHARD H.              GRECO              EDGAR D.
                         GLANTON                                  JANNOTTA

SUE L. GIN

Ms. Gin, age 58. Director of Exelon Corporation since October 20, 2000. Founder, owner, chairman and CEO of Flying Food Group, Inc. (in-flight catering company). Former director of Unicom Corporation and Commonwealth Edison Company.

RICHARD H. GLANTON

Mr. Glanton, age 54. Director of Exelon Corporation since October 20, 2000. Partner of the law firm of Reed Smith Shaw & McClay LLP. Former director of PECO Energy Company. Other directorships: CGU Corporation, Philadelphia Suburban Corporation, Philadelphia Suburban Water Company, and Wackenhut Corrections Corporation.

ROSEMARIE B. GRECO

Ms. Greco, age 54. Director of Exelon Corporation since October 20, 2000. Principal of Greco Ventures. Former president of CoreStates Financial Corporation and former director, president and CEO of CoreStates Bank, N.A. Former director of PECO Energy Company. Other directorships: Sunoco, Inc., Pennsylvania Real Estate Investment Trust, Cardone Industries, Inc., Genuardi's Family Markets, Inc., PWRT ComServe, Inc., SEI Investments Management Corporation, and Radian Group, Inc.

EDGAR D. JANNOTTA

Mr. Jannotta, age 69. Director of Exelon Corporation since October 20, 2000. Chairman of William Blair & Company, L.L.C. (investment banking and brokerage company). Former managing partner and senior partner of William Blair & Company. Former director of Unicom Corporation and Commonwealth Edison Company. Other directorships: AAR Corporation, Aon Corporation, Bandag, Incorporated, Inforte Corp., and Molex Incorporated.

                               BOARD OF DIRECTORS





     [Photo]
 JOHN M. PALMS,                               [Photo]
      Ph.D.
                         [Photo]           RONALD RUBIN            [Photo]
                     JOHN W. ROGERS,                             RICHARD L.
                           JR.                                     THOMAS

JOHN M. PALMS, Ph.D.

Dr. Palms, age 65. Director of Exelon Corporation since October 20, 2000. President of the University of South Carolina and Professor of Physics since 1991. Former president of Georgia State University; Former Vice-President for Academic Affairs and the Charles Howard Chandler Professor of Physics at Emory University. Former director of PECO Energy Company. Other directorships:
Fortis, Inc., National Merit Scholarship Corporation, National Collegiate Athletic Association (NCAA); chairman of the Board of Trustees of the Institute for Defense Analyses, and a member of the Advisory Council for the Institute of Nuclear Power Operations.

JOHN W. ROGERS, JR.

Mr. Rogers, age 43. Director of Exelon Corporation since October 20, 2000. Founder, Chairman and CEO of Ariel Capital Management, Inc. (an institutional money management firm). Former director of Unicom Corporation and Commonwealth Edison Company. Other directorships: Aon Corporation, Bank One Corporation, and GATX Corporation.

RONALD RUBIN

Mr. Rubin, age 69. Director of Exelon Corporation since October 20, 2000. CEO of the Pennsylvania Real Estate Investment Trust, (a real estate management and development company). Former director of PECO Energy Company.

RICHARD L. THOMAS

Mr. Thomas, age 70. Director of Exelon Corporation since October 20, 2000. Retired Chairman of First Chicago NBD Corporation (banking and financial services) and the First National Bank of Chicago. Former director of Unicom Corporation and Commonwealth Edison Company. Other directorships: IMC Global Inc., The PMI Group, Inc., The SABRE Holdings Corporation, Sara Lee Corporation, and Outsourcing Solutions, Inc.

                                BOARD COMMITTEES


                          COMMITTEE MEMBERSHIP ROSTER

--------------------------------------------------------------------------------------------------------
                                                                                    Energy
                                                              Corporate    Genco   Delivery  Enterprises
           Name            Board Executive Audit Compensation Governance Oversight Oversight  Oversight
--------------------------------------------------------------------------------------------------------
  C. A. McNeill, Jr.        X*      X
--------------------------------------------------------------------------------------------------------
  J. W. Rowe                X       X*
--------------------------------------------------------------------------------------------------------
  E. A. Brennan             X                        X*                     X
--------------------------------------------------------------------------------------------------------
  C. H. Cantu               X               X*                                                   X
--------------------------------------------------------------------------------------------------------
  D. L. Cooper              X                                    X          X
--------------------------------------------------------------------------------------------------------
  M. W. D'Alessio           X       X                            X*
--------------------------------------------------------------------------------------------------------
  B. DeMars                 X                                               X         X
--------------------------------------------------------------------------------------------------------
  G. F. DiBona, Jr.         X                        X                                X
--------------------------------------------------------------------------------------------------------
  S. L. Gin                 X               X                                                    X*
--------------------------------------------------------------------------------------------------------
  R. H. Glanton             X               X                                                    X
--------------------------------------------------------------------------------------------------------
  R. B. Greco               X       X                                                 X*
--------------------------------------------------------------------------------------------------------
  E. D. Jannotta            X       X                            X
--------------------------------------------------------------------------------------------------------
  J. M. Palms               X               X                               X*
--------------------------------------------------------------------------------------------------------
  J. W. Rogers, Jr.         X                                    X                    X
--------------------------------------------------------------------------------------------------------
  R. Rubin                  X                        X                                           X
--------------------------------------------------------------------------------------------------------
  R. L. Thomas              X       X                X
--------------------------------------------------------------------------------------------------------
  No. of Meetings in 2000   11      9       4        6           2          11        1          1


*Chairperson

    The number of meetings held in 2000 reflects meetings of Exelon's board and committees and PECO's board and comparable committees.

    Each Exelon committee adopted its charter on October 20, 2000. Each committee will conduct an annual assessment of its own performance. These committee self-assessments will be reviewed by the corporate governance committee and reported to the full board.

    Audit: The Audit Committee reviews financial reporting and accounting practices and internal control functions. The committee also reviews and makes recommendations to the full board regarding risk management policy and risk limits, officers' and directors' expenses, compliance with appropriate policies and the Company's code of business conduct, and environmental, legal and regulatory compliance matters. This committee recommends the independent accountants and approves the scope of the annual audit by the independent accountants and internal auditors. All members of this committee are independent directors. The committee meets outside the presence of management for portions of its meetings with both the independent accountants and the internal auditors.

    Compensation: The Compensation Committee reviews executive compensation and administers and oversees the employee benefit plans and programs. The committee makes recommendations to the full board for approval of compensation for the positions of chairman, chief executive officer, president and executive vice president. The committee also oversees executive and management development programs and reviews succession planning and related leadership continuity matters. When appropriate, the committee uses the services of an independent compensation consultant who reports directly to the committee. All members of the committee are independent directors.

    Corporate Governance: The Corporate Governance Committee considers and recommends nominees for election as directors. The committee reviews individual committee self-assessments and makes recommendations on board and committee organization, membership, functions, compensation and effectiveness. The committee coordinates the board's role in establishing performance criteria for the Co-Chief Executive Officers and evaluating the Co-CEOs performance. The Committee also oversees director orientation and continuing education programs and oversees the Company's efforts to promote diversity among directors, officers, employees and contractors. All members of this committee are independent directors.

    Executive: The Executive Committee reviews and makes recommendations to the full board about significant financial matters and strategic and other business opportunities. The committee acts on behalf of the full board when the board is not in session. The committee also oversees the management and investment of assets in the Company's service annuity fund and nuclear decommissioning trust funds.

    Energy Delivery Oversight: The Energy Delivery Oversight Committee advises and assists the full board in fulfilling its responsibilities to oversee the safe, reliable and cost effective delivery of energy and related differentiated products and services to consumers. The committee also oversees the development of a growth strategy for the Energy Delivery business. The committee reviews the regulatory and public policy strategies and practices of the Energy Delivery business and its relations with regulators, public officials, consumers and other stakeholders.

    Enterprises Oversight: The Enterprises Oversight Committee advises and assists the full board in fulfilling its responsibilities to oversee the performance of its unregulated businesses. The committee reviews any significant investments, acquisitions, divestitures, major initiatives or changes in the Enterprises strategy. The committee also reviews the Enterprises budget and business plans and monitors the Enterprises business, operating and financial performance and key performance indicator results and trends. The committee reviews the Enterprises risk management strategy, policies and procedures.

    Genco Oversight: The Genco Oversight Committee advises and assists the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by the Company, or its subsidiaries, including those in which the Company has significant equity or operational interests. The committee also assists the full board in fulfilling its fiduciary responsibilities towards facilities in which the Company has non-operational or minority ownership interests. The committee reviews potential acquisitions and divestitures, major investments and changes in strategy regarding the generating facilities and power marketing activities. The committee also oversees the power marketing activities of the Power Team, reviews and makes recommendations to the full board on power trading risk management strategy and performance and the hedged condition of the generation portfolio.

    Prior to October 20, 2000, the Company's predecessors, Unicom and PECO Energy, had the following committees of their respective boards of directors, which performed functions similar to the functions performed by the committees of the Company's board of directors after October 20, 2000: For Unicom, the Audit and Compliance Committee met four times in 2000, the Business Development Committee met two times in 2000, the Compensation Committee met three times in 2000, and the Governance and Nominating Committee met one time in 2000. For PECO Energy, the Audit Committee met three times in 2000, the Compensation Committee met four times in 2000, the Corporate Governance Committee met two times in 2000, the Finance Committee met eight times in 2000, the Nuclear Committee met ten times in 2000 and the Public Affairs Committee met one time in 2000.

    Each director attended at least seventy-five percent of the meetings of the board and the meetings of committees of which he or she was a member.

                               BOARD COMPENSATION

    Employee directors receive no compensation, other than their normal salary, for serving on the board or its committees.

    Exelon Corporation's total compensation target for directors who are not officers of Exelon Corporation is the median of the general industry average. Directors are paid in cash and deferred stock units as set forth below, and are reimbursed expenses, if any, for attending meetings:

     $25,000 Annual board retainer

     $ 1,500 Meeting fee

     $ 3,000 Annual retainer for chairmanship of committees

     $50,000 Annual grant of deferred stock units ($ value)

    Directors are required to own at least 3,000 shares of Exelon Corporation common stock or stock units within three years after their election to the board.

    Directors can elect to receive all or a portion of their compensation in stock or to defer receiving their compensation until retirement, death or until they no longer serve as director. Deferred compensation is put into an unfunded account and credited with interest, equal to the amount that would have been earned had the compensation been invested in one or more of seventeen mutual funds, including one fund composed exclusively of Exelon common stock. The deferred amounts and accrued interest are unfunded obligations of Exelon Corporation.

    Other Information: Ariel Capital Management, Inc. has acted as investment manager with respect to a portion of the assets of an employee benefit plan of Commonwealth Edison Company since 1994. During 2000, the firm received approximately $175,000 in fees. In 2001, it is estimated that the firm will receive approximately $200,000 in fees. Mr. Rogers is Chairman and CEO of Ariel Capital Management, Inc. Exelon Corporation believes the fees paid or payable are equivalent to the fees that would have been paid to an unaffiliated third party for similar services.

    Reed Smith Shaw & McClay LLP provided legal services to PECO Energy Company during 2000. Mr. Glanton is a partner of the law firm of Reed Smith Shaw & McClay LLP. Under the board's conflict of interest policy, the board specifically reviewed the proposal to engage Mr. Glanton's partners to perform particular legal services and concluded that the representation is in the best interest of Exelon Corporation.

                                 REPORT OF THE
                             COMPENSATION COMMITTEE

What Is Our Compensation Philosophy?

    Exelon's executive compensation program is designed to motivate and reward senior management for achieving high levels of business performance and outstanding financial results. In 2000, Exelon directed its focus to compensating executives in a manner competitive with high performing energy services companies and general industry firms. This philosophy reflects a commitment to attracting executives from competitive businesses, and retaining key executives to ensure continued focus on achieving long-term growth in shareholder value.

    The compensation committee, composed of non-employee directors, is responsible for administering executive compensation programs, policies and practices. Exelon's executive compensation program comprises three elements:

     . Base salary;

     . Annual incentives; and

     . Long-term incentives.

    These components balance short-term and longer-range business objectives and align executive financial rewards with those of Exelon's shareholders.

What Factors Do We Consider In Determining Overall Compensation?

    The committee commissioned a study of compensation programs in the fall of 2000. This analysis was conducted by a leading external management compensation consulting firm and included an assessment of business plans and strategic and competitive compensation levels compared with the external market.

    While overall, Exelon's total compensation levels were found to be generally competitive, the study results indicated that the mix of compensation components (i.e., salary, annual and long-term incentives and stock options) could be more effectively aligned with the competitive market. Based on those results, Exelon's pay-for-performance philosophy was refined to increase the emphasis on pay-at-risk. Pay will exceed market levels when excellent performance is achieved. Failure to achieve target goals will result in below-market pay.

How Do We Determine Base Salary?

    Base salaries for Exelon's executives are determined based on individual performance with reference to the salaries of executives in similar positions in general industry, and where appropriate, the energy services sector. Base salary is intended to be competitive with comparable markets to attract and retain key executives. Executive salaries are targeted to approximate the median (50th percentile) salaries of the companies identified and surveyed.

    Mr. McNeill's and Mr. Rowe's 2000 Base Salary: The committee determined Mr. McNeill's and Mr. Rowe's base salaries for serving as the Co-Chief Executive Officers by considering:

     . a review of competitive data and estimated competitive levels of base pay which were provided by external consulting firms,

     . performance achieved against financial and operational goals, and

     . the implementation of Exelon's strategic plans.

    Mr. McNeill's total annual salary in 2000 was increased from $693,000 to $860,000 on March 1, 2000, and increased to $1,050,000 effective October 20, 2000, the merger closing date.

    Mr. Rowe's total annual salary in 2000 was increased from $975,000 to $1,050,000 effective October 20, 2000.

    Other Named Executives' 2000 Base Salary: The base salaries of the other named executive officers listed in the Summary Compensation Table were determined based upon individual performance and by considering comparable compensation data from the industry surveys referred to above.

How Are 2000 Annual Incentives Determined?

    Exelon will establish corporate and business unit measures each year which are based on factors necessary to achieve strategic business objectives. These measures are incorporated into financial, customer and internal indicators designed to assess corporate and business unit performance.

    The annual incentive awards paid to Exelon executives for 2000 were determined in accordance with the PECO Energy and Unicom incentive programs. Annual incentives were paid to executives based on a combination of the achievement of pre-determined corporate and business unit-specific measures, and individual performance. The incentive plans were designed to tie executive annual incentives to the achievement of key goals of PECO Energy or Unicom, as applicable, and of the executive's particular business unit.

    For 2000, Mr. McNeill's annual incentive payout was determined using the following corporate performance measures:

     . Net Income,

     . Cash Flow,

     . Average Customer Retention of PECO Energy's Distribution Division,

     . Customer Value Index of PECO Energy's Distribution Division,

     . Employee Commitment,

     . Safety,

     . Generating Company Capacity Growth,

     . Exelon Portfolio Growth, and

     . Merger Integration.

   For 2000, Mr. Rowe's annual incentive payout was determined using the following corporate performance measures:

     . Earnings Per Share,

     . Shareholder Value Added,

     . Customer Focus Index,

     . Merger Goals, and

     . Diversity Goals.

   2000 Annual Incentive Award: In evaluating Mr. McNeill's and Mr. Rowe's performance, the Committee considered the overall performance of PECO Energy and Unicom against the measures that were achieved under the applicable incentive program. The committee also considered the leadership demonstrated in positioning Exelon for the future.

   Mr. McNeill's approved award was $1,081,472 and Mr. Rowe's approved award was $1,180,269.

   Other Named Executive Officers' 2000 Annual Incentives: The final 2000 incentive award payouts as approved by the committee for the other named executive officers listed in the Summary Compensation Table were determined in accordance with the applicable incentive programs and based on each individual's performance.

How Is Compensation Used To Focus Management On Long-Term Value Creation?

   In 1997, the shareholders of PECO Energy approved an amended long-term incentive plan. The amended plan provides for performance-based awards allowing flexibility in executive compensation practices for a competitive, deregulated business environment.

   Exelon adopted the PECO Energy long-term incentive plan, and has established a long-term incentive program under the plan that includes a combination of non-qualified stock options (75%) and performance shares (25%). The purpose of stock options is to align compensation directly to increases in shareholder value. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date.

   Mr. McNeill and Mr. Rowe each received grants of 266,700 non-qualified stock options on October 20, 2000 and 233,300 non-qualified stock options on January 2, 2001. Other senior executives received grants of two times the target grant size on October 20, 2000 in support of the launch of Exelon and to motivate these executives to achieve aggressive stock appreciation in support of shareholder value. All other executives received a target grant on October 20, 2000. The next scheduled grant of stock options to all executives will occur in 2002.

   Shortly before the merger became effective, PECO Energy and Unicom terminated and distributed long-term incentive awards to executives under their respective long-term incentive plans (described below). The new Exelon program was launched to focus executives on creating an innovative new company that will be instrumental in changing an entire industry while increasing shareholder value.

PECO Energy Long-Term Incentives

  Restricted Stock

    Long-term incentives were awarded in the form of restricted stock to retain key executives engaged in positioning PECO Energy. Awards were determined based upon the successful completion of strategic goals designed to achieve long-term business success and increased shareholder value. Depending upon PECO Energy's progress each year, the compensation committee could award restricted stock with prohibitions on sale or transfer until the restrictions lapse.

    Restricted stock was awarded to key executives after a review of the progress made in repositioning PECO Energy to compete successfully over the long term.

    The PECO Energy Company Board of Directors approved Mr. McNeill's restricted stock awards of 25,000 shares in 1999 and 32,500 shares in 2000.

  Stock Options

    In 2000, Mr. McNeill and other named executives who were executives of PECO Energy received a grant of stock options to align compensation directly to increases in shareholder value. Mr. McNeill's award was for 125,800 stock options.

Unicom Long-Term Incentives

  Performance Units

    The Unicom long-term performance unit award program was established in 1994 to focus employees on long range performance by linking certain incentive payments to specific performance measures. Incentive opportunities were expressed as a percentage of base salary, and increased with the executive's management level. The awards payable for the period 1999-2000 were based on the total returns of Unicom common stock relative to that of other companies constituting the Dow Jones Utility Index. The awards payable for the period 1999-2001 were based on cumulative shareholder value added and a customer satisfaction index. The awards payable for the period 2000-2002 were based on cumulative earnings per share.

    Unicom terminated the outstanding long-term incentive awards for the outstanding periods and distributed them as indicated below:

     . January 1, 1998-December 31, 2000 (full award),

     . January 1, 1999-December 31, 2001 (two-thirds award), and

     . January 1, 2000-December 31, 2002 (one-third award).

    Mr. Rowe's total award under the three programs was $2,143,756.

  Stock Options

    In 2000, Mr. Rowe and other named executives of Unicom received grants of stock options to align compensation directly to increases in shareholder value. Mr. Rowe's award was 125,000 Unicom stock options, which were converted to 118,750 Exelon stock options, effective with the merger.

Can We Deduct Executive Compensation Under Section 162(m) Of The Internal Revenue Code?

    Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million is generally not deductible for purposes of corporate income taxes. However, "qualified performance-based compensation" which is paid pursuant to a plan meeting certain requirements of the Code and applicable regulations remains deductible. The committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. The committee's policy has been to seek to cause executive incentive compensation to qualify as "performance-based" in order to preserve its deductibility for federal income tax purposes to the extent possible without sacrificing flexibility in designing appropriate compensation programs. However, in order to provide executives with appropriate incentives, the committee may also determine, in light of all applicable circumstances, that it would be in the best interests of Exelon for awards to be paid under certain of its incentive compensation programs or otherwise in a manner that would not satisfy the requirements to qualify as performance-based compensation under Code Section 162(m). The portion of incentive compensation that does not qualify as performance-based compensation under Code Section 162(m), and accordingly, to the extent receipt of such compensation is not deferred, the amount of such incentive compensation and salary in excess of $1 million will not be deductible by Exelon for purposes of corporate income taxes. In 2000, Mr. McNeill deferred 50% of his annual and 100% of his long-term incentive awards. Mr. Rowe deferred the portion of his long-term incentive that was payable in 2000 in Unicom common stock under the Unicom Corporation Stock Bonus Deferral Plan.


                                       Compensation Committee
                                       Edward A. Brennan, Chairman
                                       G. Fred DiBona, Jr.
                                       Ronald Rubin
                                       Richard L. Thomas

                               PERFORMANCE GRAPH

                   Comparison of Five-Year Cumulative Return

    The performance chart below illustrates a five-year comparison of cumulative total returns based on an initial investment of $100 in PECO Energy Company common stock that was exchanged for Exelon Corporation common stock in the share exchange on October 20, 2000 as compared with the S&P 500 Stock Index and the S&P Utility Average for the period 1996 through 2000.

    This performance chart assumes:

    . $100 invested on December 31, 1995 in PECO Energy Company common stock, S&P 500 Stock Index and S&P Utility Average.

    . All dividends are reinvested.

    . PECO Energy common stock exchanged for Exelon Corporation common stock on a 1:1 basis on October 20, 2000.


                                                   DECEMBER 31,
------------------------------------------------------------------------------
                                     1995    1996   1997   1998   1999   2000
------------------------------------------------------------------------------
  PECO
   Energy/Exelon                    $100.00  89.54  93.22 166.29 141.83 293.43
                     -----------------
------------------------------------------------------------------------------
  S&P 500 Stock
   Index          - - - - - - - - - $100.00 122.96 163.98 210.84 255.22 231.98
------------------------------------------------------------------------------
  S&P Utility
   Average        ................. $100.00 103.12 128.55 147.53 134.44 214.66

[This page includes a line chart with the vertical axis showing dollars from zero to 350, in increments of 50. The horizontal axis shows end of quarter dates beginning at 12/95 and ending at 12/00.]

[The quarterly data points are as follows.]

             EXELON             S & P 500          S & P UTILITIES
             CORPORATION

12/95        100.00000          100.00000             100.00000
3/96          89.62696          105.36757              95.24481
6/96          89.00880          110.09604             100.04639
9/96          82.80318          113.49870              96.67453
12/96         89.54199          122.95992             103.12261
3/97          73.67557          126.25651              99.65000
6/97          77.63350          148.29829             105.50188
9/97          88.34436          159.40704             110.57154
12/97         93.22000          163.98341             128.54648
3/98          86.11107          186.85715             135.77029
6/98         114.63121          193.02725             137.41273
9/98         145.48229          173.82575             143.77490
12/98        166.29288          210.84424             147.53056
3/99         185.43261          221.35017             133.72510
6/99         168.74610          236.95403             149.25317
9/99         152.00222          222.15903             142.09894
12/99        141.83185          255.21510             134.43695
3/00         151.43694          261.06902             145.31033
6/00         166.47192          254.13114             155.05087
9/00         251.37982          251.67034             205.36625
12/00        293.42640          231.97686             214.66141

                           SUMMARY COMPENSATION TABLE

                       Compensation of Executive Officers


                                            Annual Compensation                             Long Term Compensation
------------------------------------------------------------------------------------------------------------------------
                                                  Bonus                                Awards                  Payouts
                          ---------------------
                          ---------------------                                Restricted
                                                                                 Stock
Name and                                               Stock                    Award(s)  Options(/3/)               Stock
Principal Position       Year Salary ($) Cash ($)  Based(/1/)($) Other(/2/)($)    ($)         (#)      Cash ($)  Based(/1/)($)
-------------------------------------------------------------------------------------------------------------------------------
Corbin A. McNeill, Jr.   2000  855,830   1,081,472         0               0   2,803,513     392,500           0            0
 Co-CEO & Chairman,      1999  659,857   1,000,000         0               0     942,188           0           0            0
 Exelon Corp.;           1998  585,476     708,100         0               0           0     500,000           0            0
 Chairman & President,
 Exelon Generation
-------------------------------------------------------------------------------------------------------------------------------
John W. Rowe             2000  989,423   1,180,269         0         134,473           0     385,450   1,071,878 1,071,878(/4/)
 Co-CEO & President,     1999  957,692     529,125   529,125*         55,112           0     116,850    475,2460      203,677 *
 Exelon Corp.;           1998  726,923     484,209   484,209*        215,117           0     237,500     343,219       52,537 *
 Chairman, Exelon
 Energy Delivery &
 Exelon Enterprises
-------------------------------------------------------------------------------------------------------------------------------
Oliver D. Kingsley, Jr.  2000  609,615     677,354         0          98,677           0     223,250     547,251      547,251 *
 EVP, Exelon Corp.;      1999  544,385           0   594,000*        175,502     231,562      38,000           0      322,488 *
 President & Chief       1998  475,000           0   383,332*        220,713           0      33,250           0      187,984 *
 Nuclear Officer
-------------------------------------------------------------------------------------------------------------------------------
Pamela B. Strobel        2000  377,423     269,824         0               0           0     122,250     331,618      331,618 *
 EVP, Exelon Corp.;      1999  375,131     208,961    69,654*              0           0      28,500      84,410       84,410 *
 Vice Chair, Exelon      1998  341,000     137,341    58,861*              0           0      19,000      42,528       42,528 *
 Energy Delivery
-------------------------------------------------------------------------------------------------------------------------------
Michael J. Egan          2000  386,231     306,394         0               0   1,140,149     127,100           0            0
 EVP, Exelon Corp.;      1999  326,312     311,400         0               0     150,750           0           0            0
 President, Exelon       1998  317,439     235,700         0               0           0     125,000           0            0
 Enterprises
-------------------------------------------------------------------------------------------------------------------------------
Ian P. McLean(/5/)       2000  314,154     220,596         0               0     429,588      83,000     361,900            0
 Sr. VP, Exelon Corp.;   1999   72,692      63,900         0               0   1,009,200     125,000           0            0
 President Power Team,
 Exelon Generation
-------------------------------------------------------------------------------------------------------------------------------
Paul A. Elbert(/6/)      2000  438,462     261,250         0       2,230,953           0      38,000     450,000      450,007
 Former EVP,             1999  120,577     261,250         0          96,921   1,299,375      38,000     322,488            0
 Unicom
-------------------------------------------------------------------------------------------------------------------------------
David R. Helwig(/7/)     2000  356,923     327,901         0               0           0      77,750     285,413      285,413 *
 Sr. VP, Exelon          1999  355,115     177,071   177,071*              0     479,256      23,750           0      144,206 *
 Energy Delivery         1998  312,500           0   196,727*              0           0      20,900           0       85,747 *
                         All Other
                          Compen-
Name and                  sation
Principal Position          ($)
-------------------------------------------------------------------------------------------------------------------------------
Corbin A. McNeill, Jr.       3,200
 Co-CEO & Chairman,          3,200
 Exelon Corp.;               3,200
 Chairman & President,
 Exelon Generation
-------------------------------------------------------------------------------------------------------------------------------
John W. Rowe                60,293
 Co-CEO & President,        42,478
 Exelon Corp.;           2,728,076
 Chairman, Exelon
 Energy Delivery &
 Exelon Enterprises
-------------------------------------------------------------------------------------------------------------------------------
Oliver D. Kingsley, Jr.     37,745
 EVP, Exelon Corp.;         24,139
 President & Chief          20,994
 Nuclear Officer
-------------------------------------------------------------------------------------------------------------------------------
Pamela B. Strobel           19,181
 EVP, Exelon Corp.;         16,483
 Vice Chair, Exelon         20,347
 Energy Delivery
-------------------------------------------------------------------------------------------------------------------------------
Michael J. Egan                  0
 EVP, Exelon Corp.;              0
 President, Exelon               0
 Enterprises
-------------------------------------------------------------------------------------------------------------------------------
Ian P. McLean(/5/)               0
 Sr. VP, Exelon Corp.;           0
 President Power Team,
 Exelon Generation
-------------------------------------------------------------------------------------------------------------------------------
Paul A. Elbert(/6/)      2,498,074
 Former EVP,               254,768
 Unicom
-------------------------------------------------------------------------------------------------------------------------------
David R. Helwig(/7/)        20,290
 Sr. VP, Exelon             15,702
 Energy Delivery           285,875


   /1/All of the amounts shown under "Bonus--Stock-Based" and "LTIP Payouts--
     Stock-Based" were either paid in shares of Unicom common stock or were deferred and are deemed to be invested in shares of Unicom's common stock, and thus fully "at risk" until the end of the deferral period. Deferred amounts are noted with an asterisk.
   /2/Excludes perquisites and other benefits, unless the aggregate amount of such compensation is at least $50,000. For 2000, includes $44,533 and $39,906 paid to Mr. Rowe and Mr. Kingsley, respectively, for the payment of FICA taxes and $52,445, $39,941 and $2,185,924 paid to Mr. Rowe, Mr. Kingsley, and Mr. Elbert, respectively, for the payment of other taxes.
   /3/Grants of options to acquire shares of Unicom common stock made to Mr.
     Rowe, Mr. Kingsley, Ms. Strobel, Mr. Elbert, and Mr. Helwig prior to the merger have been adjusted to reflect the substitution of options to acquire shares of Exelon common stock in accordance with the merger agreement.
   /4/Elected to defer 30% of overall payout (50% cash, 20% stock, 30% SBDP) /5/Mr. McLean commenced employment on September 22, 1999.
   /6/Mr. Elbert was hired on October 1, 1999 and terminated employment on
     December 1, 2000.
   /7/Mr. Helwig was an executive officer of Unicom prior to the merger.

                             OPTION GRANTS IN 2000

    The "grant date present values" indicated in the option grant table below are an estimate based on the Black-Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price on the date that the options are exercised. There is no certainty that the actual value realized will be at or near the value estimated by the Black-Scholes option pricing model. The Unicom grants, which expire on January 24, 2010, were adjusted to reflect the substitution of Exelon shares for Unicom shares in accordance with the merger agreement. The original strike price was $37.063. The assumptions used for the Black-Scholes models are as follows:


                                   Dividend     Risk-Free
   Expiration Date    Volatility    Yield     Interest Rate   Time of Exercise
------------------------------------------------------------------------------
  October 19, 2010      37.23%      3.35%         5.68%           5 years
------------------------------------------------------------------------------
  January 24, 2010      33.64%      4.80%         6.68%           5 years
------------------------------------------------------------------------------
  February 28, 2010     35.18%      4.35%         6.68%           5 years


                                                                     Grant Date
                                      Individual Grants                Value
                   ------------------------------------------------------------
                                      % of
                                      Total
                         Number of   Options
                        Securities   Granted                         Grant Date
                        Underlying     to     Exercise or             Present
        Name and          Options   Employees Base Price  Expiration   Value
   Principal Position   Granted (#)  in 2000    ($/Sh.)      Date       ($)
-------------------------------------------------------------------------------
  Corbin A. McNeill,
   Jr.                    266,700     3.41%       59.50   10/19/2010 $4,859,274
   Co-CEO & Chairman,     125,800     1.61%     37.3125   02/28/2010 $1,308,320
   Exelon Corp.;
   Chairman &
   President,
   Exelon Generation
-------------------------------------------------------------------------------
  John W. Rowe            266,700     3.41%       59.50   10/19/2010 $4,859,274
   Co-CEO & President,    118,750     1.52%       39.02   01/24/2010 $1,121,000
   Exelon Corp.;
   Chairman, Exelon
   Energy Delivery &
   Exelon Enterprises
-------------------------------------------------------------------------------
  Oliver D. Kingsley,
   Jr.                    152,000     1.94%       59.50   10/19/2010 $2,769,440
   EVP, Exelon Corp.;      71,250     0.91%       39.02   01/24/2010 $  672,600
   President & Chief
   Nuclear Officer,
   Exelon Nuclear
-------------------------------------------------------------------------------
  Pamela B. Strobel        89,000     1.14%       59.50   10/19/2010 $1,621,580
   EVP, Exelon Corp.;      33,250     0.42%       39.02   01/24/2010 $  313,880
   Vice Chair, Exelon
   Energy Delivery
-------------------------------------------------------------------------------
  Michael J. Egan          98,000     1.25%       59.50   10/19/2010 $1,785,560
   EVP, Exelon Corp.;      29,100     0.37%     37.3125   02/28/2010 $  302,640
   President, Exelon
   Enterprises
-------------------------------------------------------------------------------
  Ian P. McLean            63,000     0.80%       59.50   10/19/2010 $1,147,860
   Sr. VP, Exelon
   Corp.;                  20,000     0.26%     37.3125   02/28/2010 $  208,000
   President Power
   Team,
   Exelon Generation
-------------------------------------------------------------------------------
  Paul A. Elbert           38,000     0.48%       39.02   01/24/2010 $  358,720
   Former EVP, Unicom
-------------------------------------------------------------------------------
  David R. Helwig          54,000     0.69%       59.50   10/19/2010 $  983,880
   Sr. VP, Exelon          23,750                 39.02   01/24/2010 $  224,200
   Energy Delivery

                      OPTION EXERCISES AND YEAR-END VALUE

    This table shows the number and value of exercised and unexercised stock options for the named executive officers during 2000. Value is determined using the market value of Exelon common stock at the year-end price of $70.21 per share, minus the value of Exelon common stock at the exercise price. All options whose exercise price exceeds the market value are valued at zero.


                                                 Number of Securities
                                                      Underlying      Value of Unexercised
                                                 Unexercised Options  In-the-Money Options
                                                    at 12/31/2000        at 12/31/2000
------------------------------------------------------------------------------------------
                          Shares
                         Acquired                        (#)                  ($)
  Name and Principal        of         Value         Exercisable          Exercisable
       Position        Exercise (#) Realized ($)    Unexercisable        Unexercisable
------------------------------------------------------------------------------------------
  Corbin A. McNeill,      17,000       374,471         E806,500           E39,013,365
   Jr.
   Co-CEO &                                            U392,500           U 6,994,863
   Chairman, Exelon
   Corp.; Chairman &
   President, Exelon
   Generation
------------------------------------------------------------------------------------------
  John W. Rowe                 0             0         E284,683           E 9,854,095
   Co-CEO &                                            U455,117           U 8,829,224
   President, Exelon
   Corp.; Chairman,
   Exelon Energy
   Delivery & Exelon
   Enterprises
------------------------------------------------------------------------------------------
  Oliver D.                    0             0         E 58,584           E 2,101,881
   Kingsley, Jr.
   EVP, Exelon                                         U259,666           U 5,036,277
   Corp.; President
   & Chief Nuclear
   Officer,
   Exelon Nuclear
------------------------------------------------------------------------------------------
  Pamela B. Strobel            0             0         E 50,192           E 1,993,003
   EVP, Exelon Corp;                                   U147,583           U 2,815,353
   Vice Chair,
   Exelon Energy
   Delivery
------------------------------------------------------------------------------------------
  Michael J. Egan         54,000     1,872,492         E369,000           E17,705,091
   EVP, Exelon                                         U127,100           U 2,006,897
   Corp.;
   President, Exelon
   Enterprises
------------------------------------------------------------------------------------------
  Ian P. McLean                0             0         E 41,666           E 1,336,854
   Sr. VP, Exelon                                      U166,334           U 4,006,451
   Corp.; President
   Power Team,
   Exelon Generation
------------------------------------------------------------------------------------------
  Paul A. Elbert               0             0         E 76,000           E 2,368,160
   Former EVP,                                         U     --           U        --
   Unicom
------------------------------------------------------------------------------------------
  David R. Helwig              0             0         E 40,850           E 1,362,689
   Sr. VP, Exelon                                      U 81,550           U 1,453,794
   Energy Delivery

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR


                                                          Estimated Future Payouts
                                                                 Under Non-
                                                           Stock Price-Based Plans
                                                        -----------------------------
                                            Performance
                                             or Other
                                              Period
                              Number of        Until
                           Shares, Units or Maturation  Threshold  Target    Maximum
  Name                       Other Rights    or Payout   Number    Number    Number
-------------------------------------------------------------------------------------
  Corbin A. McNeill, Jr.         N/A            N/A        N/A       N/A       N/A
  John W. Rowe                13,758.75       3 years   6,879.38  13,758.75 25,517.50
  Oliver D. Kingsley, Jr.      7,620.23       3 years   3,810.12   7,620.23 15,240.46
  Pamela B. Strobel            4,233.46       3 years   2,116.73   4,233.46  8,466.92
  Michael J. Egan                N/A            N/A        N/A       N/A       N/A
  Ian P. McLean                  N/A            N/A        N/A       N/A       N/A
  Paul A. Elbert               6,032.68       3 years   3,016.34   6,032.68 12,065.36
  David R. Helwig              3,506.72       3 years   1,753.36   3,506.72  7,013.44

    Long-term performance unit awards were granted under the Unicorn Corporation Long-Term Incentive Plan. Mr. McNeill, Mr. Egan, and Mr. McLean were not officers of Unicom Corporation, and were accordingly not eligible for awards under this plan. The awards are based on a three-year performance period. For the awards described in the table, the number of units initially awarded to a participant is determined by dividing a percentage of base salary by $35,432. The applicable percentages for the individuals shown in the table are: 50% for Mr. Rowe; 45% for Mr. Kingsley; 40% for Ms. Strobel; 45% for Mr. Elbert; and 35% for Mr. Helwig. Payouts were to be based on achievement of a cumulative earnings per share goal over the three-year performance period ending December 31, 2002. The dollar value of a payout would be determined by multiplying (a) the number of units applicable by (b) the average closing price of Unicorn common stock as reported in the Wall Street Journal as New York Stock Exchange Composite Transactions during the calendar quarter ending on December 31, 2002 by (c) the level of performance achieved. The three-year period was pro-rated through September 30, 2000 due to the merger, and the amounts paid out are included in the column headed "Long-Term Compensation-- Payouts" in the Summary Compensation Table.

                                RETIREMENT PLANS

    The following tables show the estimated annual retirement benefits payable on a straight-life annuity basis to participating employees, including officers, in the earnings and year of service classes indicated, under PECO Energy's and Unicom's (by its subsidiary, Commonwealth Edison Company ("ComEd")) non-contributory retirement plans. The amounts shown in the table are not subject to any deduction for Social Security or other offset amounts.

    Covered compensation includes salary and bonus which is disclosed in the Summary Compensation Table on page 20 for the named executive officers. The calculation of retirement benefits under the plans is based upon average earnings for the highest consecutive five-year period under the PECO Energy Company Service Annuity Plan and for the highest four-year period under the ComEd Service Annuity System.

    The Internal Revenue Code limits the annual benefits that can be paid from a tax-qualified retirement plan to $170,000 as of January 1, 2001. As permitted by the Employee Retirement Income Security Act of 1974, PECO Energy and ComEd sponsored supplemental plans which allow the payment out of general funds of PECO Energy or ComEd, as applicable, any benefits calculated under provisions of the applicable retirement plan which may be above these limits. Exelon assumed sponsorship of the non-contributory retirement plans and the supplemental plans.

                         PECO Energy Pension Plan Table


                         Annual Normal Retirement Benefits After Specified Years of
                                                  Service
    Highest 5-Year     --------------------------------------------------------------
   Average Earnings    10 Years 15 Years 20 Years 25 Years 30 Years 35 Years 40 Years
-------------------------------------------------------------------------------------
     $  100,000.00     $ 19,272 $ 26,407 $ 33,543 $ 40,679 $ 47,815 $ 54,950 $ 62,086
        200,000.00       39,772   54,657   69,543   84,429   99,315  114,200  129,086
        300,000.00       60,272   82,907  105,543  128,179  150,815  173,450  196,086
        400,000.00       80,772  111,157  141,543  171,929  202,315  232,700  263,086
        500,000.00      101,272  139,407  177,543  215,679  253,815  291,950  330,086
        600,000.00      121,772  167,657  213,543  259,429  305,315  351,200  397,086
        700,000.00      142,272  195,907  249,543  303,179  356,815  410,450  464,086
        800,000.00      162,772  224,157  285,543  346,929  408,315  469,700  531,086
        900,000.00      183,272  252,407  321,543  390,679  459,815  528,950  598,086
      1,000,000.00      203,772  280,657  357,543  434,429  511,315  588,200  665,086


    Mr. McNeill and Mr. Egan have 33 and 3 credited years of service, respectively, under PECO Energy Company's pension program.

                     Commonwealth Edison Pension Plan Table


   Highest      Annual Normal Retirement Benefits After Specified
    4-Year                      Years of Service
   Average      -------------------------------------------------
   Earnings      10       15       20       25       30       35       40
   --------      --       --       --       --       --       --       --
  $  100,000  $ 19,523 $ 31,016 $ 41,648 $ 51,626 $ 61,113 $ 70,232 $ 79,076
     200,000    39,647   63,290   85,181  105,720  125,221  143,923  162,013
     300,000    59,770   95,563  128,714  159,815  189,328  217,613  244,949
     400,000    79,893  127,836  172,247  213,909  253,435  291,303  327,885
     500,000   100,017  160,109  215,780  268,003  317,543  364,994  410,822
     600,000   120,140  192,383  259,313  322,097  381,650  438,684  493,758
     700,000   140,263  224,656  302,846  376,191  445,757  512,375  576,694
     800,000   160,386  256,929  346,379  430,286  509,864  586,065  659,630
     900,000   180,510  289,202  389,912  484,380  573,972  659,755  742,567
   1,000,000   200,633  321,476  433,445  538,474  638,079  733,446  825,503

    The approximate number of years of credited service under ComEd's pension programs for the persons named in the Summary Compensation Table are as follows: John W. Rowe, 23 years; Oliver D. Kingsley, 23 years; Pamela B. Strobel, 8 years; and David R. Helwig, 8 years; Paul A. Elbert, 19 years. In connection with his resignation, and in accordance with his election, Mr. Elbert received a discounted lump sum payment of $2,677,493 under the supplemental management retirement plan instead of an annuity.

                             EMPLOYMENT AGREEMENTS

  Employment Agreement with John W. Rowe

    Exelon entered into an amended employment agreement with Mr. Rowe under which Mr. Rowe will serve as:

  . co-chief executive officer and president of Exelon, chairman of the executive committee of the Exelon board of directors and a member of the Exelon board of directors during the first half of the transition period provided for in Exelon's Bylaws, which is defined as the period from the effective time of the merger forming Exelon (October 20, 2000) until December 31, 2003,

  . co-chief executive officer of Exelon, chairman of the Exelon board of directors and a member of the Exelon board of directors during the second half of the transition period, and

  . chief executive officer of Exelon, chairman of the Exelon board of directors and a member of the Exelon board of directors after the transition period.

    Mr. Rowe will succeed to the position of sole chief executive officer of Exelon or chairman of the Exelon board of directors if:

  . prior to the end of the transition period, Mr. McNeill should cease to be a co-chief executive officer of Exelon or the chairman of the Exelon board of directors, and

  .  Mr. Rowe is still a co-chief executive officer of Exelon at that time.

    Mr. Rowe will receive an annual base salary of:

  . at least $900,000 through March 15, 2001, but not less than his base salary immediately prior to the completion of the merger ($975,000), or

  .  Mr. McNeill's base salary, whichever is higher.

    After March 15, 2001, Mr. Rowe's base salary will be determined by Exelon's compensation committee. Mr. Rowe will be eligible to participate in annual incentive award programs, long-term incentive plans and stock option plans on the same basis as other senior executives of Exelon. The agreement provided that a grant of options would be considered at the time the merger was completed. Mr. Rowe is entitled to participate in all savings, deferred compensation, retirement and other employee benefit plans generally available to other senior executives of Exelon. During the transition period, Mr. Rowe's base salary and participation in the plans and awards described in this paragraph will be on a basis that is not less than that of Mr. McNeill's or on which Mr. McNeill participates.

    Under his amended employment agreement, Mr. Rowe will receive a special supplemental executive retirement plan, or SERP, benefit if:

  . he terminates due to normal retirement, early retirement, termination without cause, termination for good reason, death or disability, or

  . he voluntarily terminates on or after the first anniversary of the completion of the merger for any other reason.

    The term "good reason" includes the failure to appoint Mr. Rowe to the management and Exelon board of director positions described above. The special SERP benefit will equal the SERP benefit that Mr. Rowe would have received:

  .  if he had attained age 60 (or his actual age, if greater), and

  . if he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary after that date and prior to termination.

    Except as provided in the next paragraph, if Exelon terminates Mr. Rowe's employment for reasons other than cause, death or disability or if he should terminate employment for good reason on or after December 31, 2004 and not within 24 months following a change in control of Exelon, he would be entitled to the following benefits:

  . a prorated annual incentive award for the year in which termination occurs,

  . severance payments equal to his base salary for two years after termination, and for each year during such period an amount equal to the average of the annual incentive awards paid to him with respect to the three years preceding the year of termination or, if greater, his annual incentive award for the year before termination,

  . for the two-year period, continuation of his life, disability, accident, health and other welfare benefits, plus the retirement benefits described above and post-retirement health care coverage,

  . all of his exercisable options would remain exercisable until the applicable option expiration date,

  . unvested options would continue to become exercisable during the two-year continuation period and thereafter remain exercisable until the applicable option expiration date, and

  . all compensation earned through the date of termination and coverage and benefits under all benefit plans to which he is entitled.

    Mr. Rowe will receive the termination benefits described in "Change in Control and Severance Arrangements" below, rather than the benefits described in the previous paragraph, if Exelon terminates Mr. Rowe without cause or he terminates with good reason and

  . the termination occurs within 24 months after a change in control of Exelon, or

  . the termination occurs at any other time prior to the earlier of normal retirement or December 31, 2004, or

  . the termination occurs at any other time on or after the completion of the merger and before normal retirement because of the failure to appoint or elect Mr. Rowe to the management or Exelon board of director positions described above.

   Employment Arrangement with Corbin A. McNeill, Jr.

    Although Exelon has not entered into an employment agreement with Mr. McNeill, the merger agreement provided that at any time during the transition period when Messrs. McNeill and Rowe are co-chief executive officers, each of them will receive the same salary, bonus and other compensation (including option grants and other incentive awards and all other forms of compensation) and enjoy the same other benefits and the same employment security arrangements as the other.

   Employment Agreement with Oliver D. Kingsley, Jr.

    ComEd entered into an employment agreement with Oliver D. Kingsley, Jr. pursuant to which he became Executive Vice President and President and Chief Nuclear Officer--Nuclear Generation Group, effective November 1, 1997. The agreement provides for a guaranteed increase in annual base salary of at least 4% per year, beginning in 1999.

    Mr. Kingsley received an option to purchase 25,000 shares of common stock with an option price equal to the fair market value of the common stock as of November 1, 1997. Such options became exercisable in equal installments on November 1 of 1998, 1999 and 2000, and expire on October 31, 2007. Mr. Kingsley also received a grant of 20,000 shares of restricted stock that vested in equal installments on November 1 of 1998, 1999 and 2000.

    The employment agreement with Mr. Kingsley provides that Mr. Kingsley will participate in Unicom's Annual Incentive Award Program and will receive an annual incentive award for 1998 and 1999 at least equal to the target award of $213,750.

    Mr. Kingsley participates in the Unicom Long-Term Performance Unit Award Program, and any award payable under such Program with respect to the three-year performance periods ending on December 31, 1997, 1998, or 1999 will be made as though he had participated in the Program throughout such performance periods (except in the case of a termination of employment). In addition, Mr. Kingsley received $375,000 as an inducement to enter into the employment agreement, and an annual living cost allowance equal to $75,000 (increased by the amount of applicable taxes on such amount as so increased) for the first three years of the agreement term.

    Mr. Kingsley's employment agreement provides for a retirement benefit equal to the amount that would have been payable under the Service Annuity System (plus amounts payable under the ComEd Supplemental Management Retirement Plan) for an employee who retires at age 60 calculated based on the assumption that Mr. Kingsley had completed 15 years of credited service beginning with the third year of his employment and that such credited service increased by five years during each of the next two years, in addition to his actual years of credited service after five years of employment.

    The employment agreement with Mr. Kingsley provides for a lump sum severance payment to Mr. Kingsley if he should be terminated without cause equal to two times his base salary at the time of such termination, and a continuation of health and life insurance benefits for two years after the date of termination, plus retirement benefits (calculated as though he had completed at least 15 years of credited service if such termination occurs during the first two years of employment) and retire health care coverage. In addition, any unvested portion of the restricted stock granted under the agreement will immediately become fully vested and nonforfeitable. These benefits have been incorporated into a change in control severance agreement that became effective on October 20, 2000. See "Change in Control Severance Agreements" below.

    Mr. Kingsley agreed not to use for his own benefit or disclose any confidential information of Unicom or ComEd during or after the term of his employment, and not to solicit any employee of ComEd for one year after the term of his employment with ComEd.

Severance Agreement with Paul Elbert

    Paul Elbert's resignation from all offices on December 1, 2000 was a qualifying termination under his change in control severance agreement. Pursuant to the agreement, he received a severance payment equal to $2,208,750 (three times the sum of his annual base salary and target incentive award at the time of his termination). He also received a retirement benefit under the Supplemental Management Retirement Plan (SERP) equal to the retirement benefit that would have been payable under the Service Annuity System (and the SERP) to employees who retire at age 60 calculated as though he had completed 18 years of credited service as well as his actual years of credited service. In addition, medical and other welfare benefits continue to be provided for three years, after which Mr. Elbert is entitled to elect post retirement coverage for himself and his eligible dependents. Mr. Elbert received payment of an amount equal to his target annual incentive for 2000. Unvested options become exercisable as of his termination date and the restrictions on his awards of restricted stock lapsed as of that date. Pursuant to the agreement, Mr. Elbert also received a payment of $2,154,968 to cover the excise taxes imposed under Section 4999 of the Internal Revenue Code.

  Change in Control Severance Arrangements

    PECO Energy and Unicom entered into change in control agreements with certain senior executives which became effective upon the completion of the merger. The agreements cover employment through October 20, 2002 and generally protect executives' positions and compensation levels through that date. A material adverse change in such compensation or position is included in the definition of "good reason" for purposes of the agreements. If an executives resigns for good reason before October 20, 2001 or if the executive's employment is terminated by the company other than for cause, severance pay and benefits become payable.

    The severance payments and benefits provided under the agreements include:

  .  Severance payments equal to three multiplied by the sum of:

  .  the employee's annual base salary, plus

  . an amount equal to the average of the annual incentive awards paid to the employee for the two years preceding the year of termination or, if greater, the target award under the annual incentive award program in which the employee participates for the year in which termination occurs.

  . A prorated annual incentive award for the year in which termination occurs.

  . Continuation of life, disability, accident, health and other welfare benefit coverage for three years and thereafter, if applicable, retiree coverage is available.

  .  Outplacement services.

  . All of a terminated employee's exercisable options remain exercisable until the applicable option expiration date, and all unvested options become fully exercisable and remain so until the applicable option expiration date.

  . Any deferred stock units, restricted stock, or restricted share units become fully vested and any other long-term incentive plan award which is unvested would vest.

  . For purposes of determining benefits under the supplemental retirement plan or arrangement, in which the employee participates, the employee will be credited with three additional years of credited service, age and compensation.

  . For purposes of determining eligibility for retiree welfare benefits, the employee will be deemed to have three additional years of service and age.

  . All compensation earned through the date of termination as well as all coverage and benefits under all benefit plans to which the employee is entitled.

    Pursuant to the terms of offers of employment or employment agreements, certain employees are also entitled to additional service credits for purposes of retiree health care eligibility and for determining benefits under the supplemental retirement plan or arrangement in which they participate.

    In connection with the severance benefits described above, each executive who was an employee of PECO Energy prior to the merger is subject to a non-compete agreement for 24 months from the applicable termination date. Although a participating employee does not have a duty to mitigate the amounts due from the company, continued welfare benefit coverage would be offset during the applicable continuation period by comparable coverage provided under welfare plans of another employer.

    Employees who are senior vice-presidents will receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on "excess parachute payments" or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the "safe harbor" amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount. Benefits payable to other employees subject to the excise taxes imposed under Section 4999 of the Internal Revenue Code will be reduced to the employees's safe harbor amount.

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee reviews Exelon Corporation's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in the 2000 Annual Report on SEC Form 10-K with Exelon Corporation's management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

    The committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent auditors the auditors' independence from Exelon Corporation and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

    In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Exelon Corporation's Annual Report on SEC Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission


                                       Audit Committee
                                       Carlos H. Cantu, Chair
                                       Sue L. Gin
                                       Richard H. Glanton
                                       John M. Palms

                               OTHER INFORMATION

    Transactions with Management: Pamela B. Strobel, is an Executive Vice President of Exelon Corporation, the President of Exelon Energy Delivery Company, and the Vice Chair of Commonwealth Edison Company (ComEd), both of which are subsidiaries of Exelon Corporation. Ms. Strobel's husband, Russ M. Strobel, was elected Senior Vice President, General Counsel and Secretary of Nicor Inc. ("Nicor") in January 2001. Since January 1, 2000, Nicor Gas and ComEd have been parties to the following transactions, proposed transactions or business dealings: (1) Nicor Gas and ComEd are parties to an interim agreement approved by the Illinois Commerce Commission under which they cooperate in cleaning up residue at former manufactured gas plant sites. Under the interim agreement, costs are split between Nicor Gas and ComEd, except that if they cannot agree upon a final allocation of costs, the interim agreement provides for arbitration. For the year 2000, Nicor Gas billed ComEd approximately $3,000,000 under the interim agreement, and ComEd billed Nicor Gas approximately $3,950,000. For year 2001, Nicor Gas estimates that it will bill ComEd $4,450,000 and that ComEd will bill Nicor Gas $12,575,000; (2) Nicor Gas has made a proposal to utilize approximately 23 miles of ComEd's right of way starting in 2001 in connection with a pipeline project. No agreement has been reached and no consideration has been agreed to; (3) Nicor Gas and ComEd are parties to a three-year agreement entered into in May 2000 pursuant to which Nicor Gas transports gas to an electric generating station in Rockford, Illinois. In 2000, Nicor Gas received approximately $3,100,000 in payments under this agreement, and Nicor Gas estimates that it will receive payments of approximately $2,400,000 in 2001; (4) Nicor Energy, L.L.C. (Nicor Energy), in its capacity as a power marketer, purchases electricity from ComEd for resale to certain Nicor Energy customers. In 2000, the total amount of such purchases by Nicor Energy was approximately $48,530,000, and in 2001 such purchases are expected to approximate $64,425,000.

    Section 16(a) Beneficial Ownership Reporting Compliance: Based solely upon a review of copies of Section 16 reports provided to Exelon Corporation and written representatives received from directors and executive officers that no other reports were required during 2000, Exelon believes that its directors and executive officers made all required filings during 2000 with one exception. Mr. Brennan acquired shares of Exelon as the result of the conversion of Unicom Corporation shares that he acquired prior to Unicom's merger with Exelon. The Unicom shares were acquired for Mr. Brennan by a broker having the discretionary authority to do so under a standing brokerage account. Mr. Brennan was not aware of the share acquisition, and did not file a timely report. Mr. Brennan became aware of the acquisition after the shares were sold in January 2001, and that sale was timely reported.

    Discretionary Voting Authority: A shareholder submitted a proposal to adopt a policy on investing in clean energy. The shareholder was ineligible to have the proposal included in the proxy statement and it was excluded under the rules of the Securities and Exchange Commission. In the event this proposal were to properly come before the 2001 Annual Meeting, it is the intention of the individuals serving as proxies to vote against the proposal. The board of Exelon Corporation knows of no other matters to be presented for action at the meeting. As to any other matters that may properly come before the meeting, the individuals serving as proxies intend to vote in their best judgment. Your signed proxy card gives authority to Randall E. Mehrberg and Katherine K. Combs to vote on these matters.

                                    APPENDIX

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

Membership

    The Committee shall consist of at least three directors, all of whom are "independent", which means that they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Membership is determined by the Board on the recommendation of the Corporate Governance Committee. During the Merger Transition Period, the committee will be comprised of an equal number of members of the former PECO and Unicom Boards. Each member of the Committee shall be "financially literate", or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. The Board has defined "financial literacy" to mean familiarity with the Company's financial statements, including its balance sheet, income statement and cash flow statement, and general knowledge of key business and financial risks and related controls or control processes. Such knowledge may be acquired after appointment to the committee through company-sponsored education or review of educational materials or other resources. At least one member of the Committee shall have "accounting or related financial management expertise". The Board has defined accounting or related financial management expertise to mean a solid background in finance, accounting or auditing, acquired through past employment experience, professional certification, or any other comparable experience that results in the individual's financial sophistication, including being or having been a chief executive officer or other senior officer with significant financial oversight responsibilities.

In addition to the definition of "independent" above, the following restrictions shall apply to every Committee member:

1. Employees. A director who is an employee (including non-employee executive officers) of the Company or any of its affiliates may not serve on the Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the director could serve on the Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

2. Immediate Family. A director who is an immediate family member (including parents, spouse, children, in-laws, siblings and anyone who shares such a person's home) of an executive officer of the Company or any of its affiliates can not serve on the Committee until three years following the termination of the officer's employment.

3. Business Relationship. A director who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company (e.g., supplier or customer), or who has a direct business relationship with the Company (e.g., attorney, consultant, advisor) may serve on the Committee only if the Board determines in its business judgment, considering the materiality of the relationship, that the relationship does not interfere with the director's exercise of independent judgment. The Board has the sole discretion to determine whether any such relationship is "significant" on a case by case basis, depending on the volume of business, its importance to the director, his or her business or the Company, and the degree to which the relationship could affect the judgment of a person in the director's position. Three years after the termination of the business or partnership relationship, the director may serve on the Committee without any requirement that the Board make such a determination.

4. Cross Compensation Committee Link. A director who is employed as an executive of another corporation where any of the Company's executives serves on that corporation's compensation committee may not serve on the Audit Committee.

5. Independence Override. One director who is no longer an employee, or who is an immediate family member of a former executive officer, but who would not be considered independent due to the three year restriction period, may be appointed, under exceptional and limited circumstances, to the Committee if the Board determines in its business judgment that membership is required by the best interests of the Company and its shareholders, and the Company discloses in the next annual proxy statement the nature of the relationship and the reason for that determination.

Meetings

    The Committee meets quarterly, or more frequently as circumstances require. Regular meetings are scheduled in accordance with the annual schedule approved by the Board. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Minutes are recorded by the Secretary to the Committee. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Committee. The Committee may also act by unanimous written consent without a meeting. The Chairman, the Co-CEOs, the other Senior Officers of the Company, the Internal Auditor and representatives of the Company's outside auditors attend meetings at the invitation of the Committee.

BASIC FUNCTION AND PURPOSE

    The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee and review the Company's financial reporting and accounting practices, audit functions and internal controls. The Committee also reviews and makes recommendations to the Board on risk management policy and risk limits. In addition, the Committee oversees and reviews officers' and directors' expenses, compliance with appropriate policies, and the Code of Business Conduct, and environmental, legal and regulatory compliance.

RESPONSIBILITIES

  Outside Auditors

  The Committee shall:

  1. Recommend to the Board of Directors the selection and retention of an outside auditor to perform the annual audit of financial statements and the appropriate fees to compensate the outside auditor. The outside auditor is ultimately accountable to the Board and the Committee. The Board and the Committee have the ultimate authority to select, evaluate, and, where appropriate, replace the outside auditor, subject to ratification by the shareholders.

  2. Consider, in consultation with the outside auditor and management, the planned scope of the annual audit of financial statements, including a review of staffing and coordination of audit efforts between the outside auditor and the internal auditor.

  3. Review and satisfy itself of the independence of the outside auditor, including a review of any out-of-scope services, and related compensation provided to the outside auditor. To that end, the Committee shall request that the outside auditor submit to the Committee on a periodic basis a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1. The Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may effect the objectivity and independence of the outside auditor, and for recommending that the Board take appropriate action to satisfy itself of the outside auditor's independence.

  4. Consider and review with the outside auditor and management: a) the adequacy of the Company's internal controls; b) the Company's annual financial statements and related footnotes; c) emerging accounting standards and issues affecting the Company; d) any significant and related findings and recommendations of the outside auditor, together with management's response. The Committee shall discuss with the outside auditor the auditor's judgments about the quality, not just the adequacy, of the Company's accounting principles as applied in its financial statements. This discussion, usually with management present, will include such matters as consistency, clarity and completeness of the disclosures, as well as items having a significant impact on the representational faithfulness, verifiability, neutrality and consistency of the accounting information.

  5. Direct the outside auditor to conduct an SAS 71 interim review of quarterly financial statements prior to filing of the quarterly report on Form 10-Q with the Securities and Exchange Commission. The outside auditor and/or financial management will attempt to discuss with the Committee, or at least the Committee chair, the results of the SAS 71 review if the SAS 71 review reveals significant adjustments, management adjustments and accounting estimates, significant new accounting policies or disagreements with management. The discussion should be attempted prior to the quarterly report on Form 10-Q, or as soon as practicable afterwards.

  6. At least annually, at a regularly scheduled meeting of the Committee, meet privately with the outside auditor without members of management in attendance.

  Internal Auditing

  The Committee shall:

  1. Consider and review with management the annual work plan and planned activities of the internal auditor, the budget and staffing for the internal audit function, the Charter of the internal auditor, and the degree of compliance of the internal audit function with the Standards for the Professional Practice of Internal Auditing (IIA).

  2. Consider and review the coordination of audit efforts between the internal audit staff and the outside auditor to ensure completeness of coverage and efficient use of audit resources.

  3. Consider and review with management and the internal auditor significant internal auditing findings and recommendations related to the adequacy of internal controls, compliance with policies and procedures, and effective and efficient use of Company resources; also consider and review management's response to the audit recommendations.

  4. Meet privately with the internal auditor, as the Committee deems appropriate. At least annually, meet in executive session with the internal auditor at a regularly scheduled meeting of the Committee.

  Risk Management Policy and Risk Limits

  The Committee shall review and make recommendations to the Board on risk management policy and risk limits.

  Officers' and Directors' Expenses, Code of Business Conduct and
  Environmental, Legal and Regulatory Compliance

   The Committee shall:

  1. Review policies and procedures with respect to officers' and directors' expense accounts and perquisites, including their use of corporate assets; and consider the results of and reviews of officers and directors expenses and perquisites by the internal auditor or the outside auditor.

  2. Review policies and procedures with respect to prevention of illegal payments, conflicts of interest, or other questionable practices; and consider the results of monitoring of compliance with the Code of Business Conduct, particularly by officers and directors.

  3. Review policies and procedures with respect to environmental compliance programs and recognition of contingent liabilities resulting from identified environmental problems; and consider the results of any environmental compliance assessments performed by Environmental Affairs, Internal Auditing, or the outside auditor.

  4. Review significant legal matters, including the Company's compliance with applicable laws and regulations. Review the Company's use of outside counsel to provide legal services and the fees for those services.

ANNUAL ASSESSMENT OF PERFORMANCE AND CHARTER REVIEW

   The charter shall be approved by the Board of Directors. The Committee shall annually assess its own performance and review the adequacy of its charter. The text of the charter will be included in the proxy statement at least once every three years.

REPORTING RESPONSIBILITY

  1. All action taken by the Audit Committee shall be reported to the Board of Directors at its next meeting succeeding such action.

  2. The Committee shall make annual reports to the NYSE stating: (a) whether the Board made any determination regarding the independence of directors; (b) whether all members of the

     Committee are financially literate; (c) whether at least one member of the Committee has accounting or related financial management expertise; and (d) whether the Committee reviewed and assessed the adequacy of the Committee charter.

  3. The Committee shall include in the annual proxy statement a report disclosing whether the Committee has a charter that has been approved by the Board; the text of the charter will be included in the proxy statement every three years. The Committee will annually disclose whether the discussions with management, the inside and outside auditors took place, and whether, based on its review of the financial statements, the Committee recommended to the Board that it include the financial statements in the annual report on Form 10-K.

                              HYATT REGENCY O'HARE
                           9300 West Bryn Mawr Avenue
                        River Road at Kennedy Expressway
                            Rosemont, Illinois 60018
                                 (847) 696-1234

Parking is available at the Hyatt Regency O'Hare for attendees of the Exelon Corporation 2001 Annual Meeting at a reduced rate of $6.00.

O'HARE INTERNATIONAL AIRPORT--
Take the River Road South Exit.

TRI-STATE SOUTH (294) / NORTHWEST TOLLWAY (90)--Follow the signs for O'Hare International Airport and exit at Mannheim South, pass over the expressway and circle back down the ramp marked 190 East Chicago. Then take River Road South Exit. Turn right onto River Road, the hotel will be on the left side.

TRI-STATE NORTH--Follow signs to O'Hare Field and exit at River Road. Turn right, Hyatt is located on left.

FROM CHICAGO--Kennedy Expressway (90) West and follow the signs for O'Hare International Airport and exit at River Road South. Turn right onto River Road, the hotel will be on left side.

FROM WEST of O'HARE--Pass through the tollgate and proceed to the second exit, Mannheim South. Stay to the right, and take the ramp marked "190 East-Chicago." Then, drive two miles and exit at River Road South. The hotel will be across the street and to the left.


[On the remainder of this page there is a map showing the Interstate highways in the vicinity of O'Hare Airport. There is an enlargement of the area immediately around the hotel showing the highway interchange, the major local streets and the location of the commuter train station.]

PROXY

                              EXELON CORPORATION
                            2001 COMMON STOCK PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2001, AT 9:30 a.m. AT THE HYATT REGENCY O'HARE, ROSEMONT, ILLINOIS

RANDALL E. MEHRBERG and KATHERINE K. COMBS, or either of them, with power of substitution are hereby appointed proxies to vote as specified all shares of Common Stock which the Shareholder(s) named on the reverse side is entitled to vote at the above Annual Meeting or at any adjournment thereof, and in their discretion to vote upon all other matters as may properly be brought before the Meeting.

EquiServe Trust Company, N.A., as Custodian under the Dividend Reinvestment and Stock Purchase Plan, and PECO Energy Company, as Custodian for the 401(k) Employee Savings Plan, are hereby authorized to execute a proxy with identical instructions for any shares of Common Stock held for the benefit of the Shareholder(s) named on the reverse side.

Nominees for election to the Board of Directors for Class I terms expiring in 2004 are:

01. Carlos H. Cantu, 02. Daniel L. Cooper, 03. G. Fred DiBona, Jr., 04. Sue L. Gin, 05. Edgar D. Jannotta, and 06. Corbin A. McNeill, Jr.

Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to P.O. Box 8647, Edison, New Jersey, 08818-8647.

                                                               [ SEE REVERSE ]
                                                               [     SIDE    ]
--------------------------------------------------------------------------------
                          /\ FOLD AND DETACH HERE /\



                        Annual Meeting of Stockholders

                                April 24, 2001

                                   9:30 a.m.

                             Hyatt Regency O'Hare

                              Rosemont, Illinois

                            Your Vote is Important
                             Thank you for Voting.

    Please mark your                                                       6021
[X] votes as in this
    example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 2, and the Director Nominees: Carlos H. Cantu, Daniel L. Cooper, G. Fred Dibona, Jr., Sue
L. Gin, Edgar D. Jannotta, and Corbin A. McNeill, Jr.

        The Board of Directors Recommends a vote FOR proposal 1 and 2.

                  FOR   WITHHELD                         FOR   AGAINST   ABSTAIN
1. Election of    [ ]     [ ]        2. Ratification of  [ ]     [ ]       [ ]
   Directors                            Independent
  (see reverse)                         Accountants

For, except vote withheld from the following nominee(s):

________________________________________________________




SIGNATURE(S):________________________ DATE:_____

NOTE: Please sign exactly as name appears hereon.
      Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
/\FOLD AND DETACH HERE ONLY IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL/\

                              [LOGO] EXELON (SM)

Dear Shareholder:

Exelon Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above is your personal code to access the system.

1. To vote over the internet:

   . Log on to the internet and go to the web site http://www.eproxyvote.com/exc

2. To vote over the telephone:

   . On a touch-tone telephone call 1-877-779-8683 24 hours a day, 7 days a week

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, do not mail back your proxy card.

                 Your vote is important. Thank you for voting.